Exhibit 99.1

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Financial Statements

December 31, 2021 and 2020

(With Independent Auditors’ Report Thereon)

STRONGHOLD ENERGY II HOLDINGS, LLC

Table of Contents

Independent Auditors’ Report

The Board of Directors

Stronghold Energy II Holdings, LLC:

Opinion

We have audited the consolidated financial statements of Stronghold Energy II Holdings, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 932-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with managements responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Dallas, Texas

July 1, 2022

STRONGHOLD ENERGY II HOLDINGS, LLC
Consolidated Balance Sheets
December 31, 2021 and 2020
(In thousands)

Assets	2021	2020
Current assets:
Cash and cash equivalents	$5,794	1,602
Accounts receivable, net of allowance for doubtful accounts:
Joint interest owners and other	111	56
Oil, natural gas and NGLs	14,548	4,469
Other current assets	5,559	961
Total current assets	26,012	7,088
Property, plant and equipment:
Oil and natural gas properties, successful efforts method	236,979	178,172
Accumulated depreciation, depletion, amortization and impairment	(51,434)	(30,748)
Total oil and natural gas properties, net	185,545	147,424
Other property, plant and equipment net	432	719
Total property, plant and equipment, net	185,977	148,143
Noncurrent assets:
Debt costs – net of amortization	642	692
Total noncurrent assets	642	692
Total assets	$212,631	155,923
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$17,179	2,469
Revenue and severance taxes payable	2,900	1,080
Short-term derivative instruments	11,122	5,126
Total current liabilities	31,201	8,675
Noncurrent liabilities:
Borrowings under credit agreement	67,500	42,000
Asset retirement obligation	10,706	9,466
Long-term derivative instruments	5,047	575
Total noncurrent liabilities	83,253	52,041
Commitments and contingencies (note 10)
Members’ equity	98,177	95,207
Total liabilities and equity	$212,631	155,923

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC
Consolidated Statements of Operations
Years ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Revenues:
Oil sales	$73,985	32,855
Natural gas sales	11,707	2,689
Natural gas liquids sales	12,937	3,876
Total revenues	98,629	39,420
Operating expenses:
Lease operating expenses	19,899	12,442
Transportation and processing costs	5,703	3,269
Production taxes	4,441	1,622
Depreciation, depletion and amortization	21,124	16,797
General and administrative expenses	8,114	6,954
Exploration and abandonment costs	2,136	734
Accretion of asset retirement obligations	956	867
Total operating expenses	62,373	42,685
Operating income (loss)	36,256	(3,265)
Other income (expense):
Loss on derivatives	(31,080)	(3,772)
Interest expense	(2,073)	(2,059)
Other income (expense)	(33)	(860)
Total other income (expense)	(33,186)	(6,691)
Net income (loss)	$3,070	(9,956)

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC
Consolidated Statements of Changes in Members’ Equity
Years ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Balance at December 31, 2020	$95,207	105,163
Distribution to members	(100)	—
Net income (loss)	3,070	(9,956)
Balance at December 31, 2021	$98,177	95,207

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC
Consolidated Statements of Cash Flows
Years ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Cash flows from operating activities:
Net income (loss)	$3,070	(9,956)
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation, depletion and amortization	21,125	16,797
Amortization of debt issuance costs	256	225
Exploration and abandonment costs	1,779	(85)
Accretion of asset retirement obligations	956	867
Unrealized loss on derivatives	10,467	4,260
Loss on divestitures	238	1,068
Changes in operating assets and liabilities:
Accounts receivable	(10,134)	1,168
Other current assets	(3,791)	(62)
Accounts payable and accrued expenses	2,449	(1,641)
Revenue and severance taxes payable	1,820	(358)
Net cash provided by operating activities	28,235	12,283
Cash flows from investing activities:
Development of oil and natural gas properties	(49,034)	(16,222)
Acquisitions of oil and natural gas properties	(23)	450
Proceeds (settlement) from sales of oil and natural gas properties	(30)	1,386
Purchase of other property and equipment	(151)	(131)
Net cash (used in) investing activities	(49,238)	(14,517)
Cash flows from financing activities:
Borrowings under credit agreement	26,500	3,000
Debt costs	(205)	—
Repayments of borrowings under credit agreement	(1,000)	(5,000)
Member distributions	(100)	—
Net cash provided by (used in) financing activities	25,195	(2,000)
Net increase (decrease) in cash and cash equivalents	4,192	(4,234)
Cash and cash equivalents, beginning of period	1,602	5,836
Cash and cash equivalents, end of period	$5,794	1,602
Supplemental disclosure of noncash activities:
Asset retirement obligations, including changes in estimate	$354	124
Additions to oil and natural gas properties – change in capital accruals	11,453	(5,663)

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(1)	Formation and Operations of the Company

Stronghold Energy II Holdings, LLC (Stronghold Energy II) is a Delaware limited liability company formed on December 4, 2017 (Inception) for the purpose of engaging in the acquisition, development, and operation of oil and gas properties in the United States of America. Stronghold Energy II is capitalized by an equity commitment of approximately $150 million from funds affiliated with Warburg Pincus, LLC and the Stronghold Energy II management team, and others (collectively, the Members) through Series A Units contributed as needed to fund oil and natural gas property acquisitions and other working capital needs.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of Stronghold Energy II Holdings, LLC and its wholly owned subsidiaries, Stronghold Energy II Operating, LLC, Stronghold Energy II Management, LLC, Stronghold Energy II Management Holdings, LLC, Stronghold Energy II Royalties, LP, and Stronghold Energy II Intermediate, LLC (collectively, the Company). All significant intercompany transactions and balances have been eliminated upon consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include, among other things, determining oil and gas reserve estimates recoverable in the future, future plugging and abandonment costs and fair values of assets acquired and liabilities assumed. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America, which from time to time, may exceed federally insured amounts. The Company has not experienced any losses in such accounts.

(d)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas and natural gas liquids (“NGLs”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within three months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of December 31, 2021, and 2020, management believes all accounts receivable are collectible and no allowance is required.

(e)	Oil and Gas Properties

The Company accounts for its investment in oil and gas producing activities using the successful efforts method of accounting. Under this method, costs of productive wells, development dry holes, oil and gas leasehold costs and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities and amortized on a unit-of-production basis over the life of the remaining related oil and gas reserves. Cost centers for amortization purposes are determined on a field area basis. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated oil and gas properties, are charged to expense as incurred. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found proved oil and gas reserves. The determination of an exploratory well’s ability to produce must be made within one period from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

(f)	Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month historical average first of month price with no provision for price and cost escalations in future periods except by contractual arrangements. Reserves for proved developed producing wells were estimated using the evaluation of performance history method. Certain new producing properties with little production history were forecasted using a combination of the evaluation of performance history method and analogy method. Proved undeveloped reserves are identified using the deterministic method and forecasted using the analogy method. The reserve estimates were updated internally at December 31, 2021 to adjust for ownership changes due to acquisitions and divested assets and increased operated production due to well optimization, recompletes and new drills.

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of and the interpretation of that data, and judgment based on experience and training.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(g)	Depreciation, Depletion & Amortization (DD&A)

The Company computes depletion expense on a unit-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Reserve estimates have a significant impact on the depletion rate. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased.

Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

(h)	Impairment

Oil and gas properties subject to depletion are assessed for impairment when events or changes in circumstances dictate that the carrying value of those assets may not be recoverable. The Company assesses the impairment of its capitalized costs of oil and gas properties on a field by field basis. The estimated future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. To the extent that the carrying cost for the affected property exceeds its estimated fair value, the Company makes a provision for impairment of proved properties. If the fair value is revised upward in a future period, the Company does not reverse the prior provision, and continues to carry the property at a net cost that is lower than its estimated fair value. If the fair value is revised downward in a future period, an additional provision for impairment is made in that period. The impairment assessment for unproved properties is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in the Company’s business strategy. No impairments of proved properties were recorded for the year ended December 31, 2021 or 2020.

Unproved oil and natural gas properties are not subject to depletion, depreciation, or impairment until a determination is made as to the existence of proved reserves. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed on an aggregate basis. As exploration work progresses, if reserves on these properties are proved, capitalized costs attributable to the properties will be subject to depreciation and depletion. If the exploration work is unsuccessful or management’s plans change with respect to these properties as a result of economic, operating, or contractual conditions, the capitalized costs of the related properties is expensed in the period in which the determination is made. The timing of any write-downs of these unproved properties, if warranted, depends upon management’s plans, the nature, timing, and extent of planned exploration and development activities and their results. To the extent that the carrying cost of a property exceeds its estimated fair value, the Company makes a provision for impairment of unproved properties and records the provision as abandonments and impairments within exploration costs on its Consolidated Statements of Operations. If the value is revised upward in a future period, the Company does not reverse the prior provision and continues to carry the properties at a net cost that is lower than its estimated value. If the value is revised downward in a future period, an additional provision for impairment is made in that period. For the year ended December 31, 2021, and 2020, the Company recorded $1.8 million, and $67 thousand, in exploration and abandonment costs related to dry hole costs and associated impairment to unproved properties.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(i)	Other Property, Plant and Equipment

Other property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of the asset type. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which generally range between 3 to 15 years. Expenditures for the maintenance and repair of the assets are expensed as incurred and expenditures that significantly improve or extend the useful life of the assets are capitalized and depreciated.

(j)	Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations, and accordingly no reserves have been recorded.

(k)	Asset Retirement Obligations

The Company estimates the present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives in accordance with Accounting Standards Codification (ASC) 410, Asset Retirement and Environmental Obligations. The Company computes its liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This requires the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying Consolidated Statements of Operations.

(l)	Revenue Recognition

The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and natural gas liquids (NGLs) are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(m)	Gathering and transportation

We generally sell oil and natural gas under two types of agreements which are common in our industry. Both types of agreements include a transportation charge. One is a net-back arrangement, under which the Company sells oil or natural gas from the Company’s production facilities and collects a price, net of the transportation incurred by the purchaser. In this case, we record sales at the price received from the purchaser, net of the transportation costs. Under the other arrangement, we sell oil or natural gas at a specific delivery point, pay transportation to a third party and receive proceeds from the purchaser with no transportation deduction. In this case, we record the transportation cost as gathering and transportation expense. As such, our computed realized prices, before the impact of derivative financial instruments, include revenues which are reported under two separate bases. Gathering and transportation expenses totaled $5.7 million for the year ended December 31, 2021 and $3.3 million for the year ended December 31, 2020.

(n)	Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners of $741 thousand for the year ended December 31, 2021 and $798 thousand for the year ended December 31, 2020, as a reduction of general and administrative expenses and lease operating expenses in the accompanying Consolidated Statement of Operations. We classified our share of these charges as lease operating expense in the amount of $662 thousand for the year ended December 31, 2021 and $717 thousand for the year ended December 31, 2020.

(o)	Lease Operating Expenses (LOE)

Lease operating expenses represent field employees’ salaries, salt water disposal, repairs and maintenance, expensed work overs, and other operating expenses. Lease operating expenses are expensed as incurred.

(p)	Sales-Based Taxes

The Company incurs severance tax on the sale of its production. These taxes are reported on a gross basis and are included in production taxes within the accompanying Consolidated Statements of Operations.

(q)	Ad Valorem Taxes

The Company incurs ad valorem tax on the value of its properties. These taxes are included in LOE within the accompanying Consolidated Statements of Operations.

(r)	Income Taxes

Organized as a Limited Liability Company, the Company is considered a flow through entity as U.S. federal income taxes are the responsibility of the members. Accordingly, the Company is generally not subject to the provision for U.S. federal income taxes on its operations as its income and expenses flow through directly to its members and no provision for U.S. federal income taxes has been reflected in these consolidated financial statements. Management believes the Company has no uncertain tax positions as of December 31, 2021 and 2020. However, the Company may be subject to certain state taxes in Texas or other states. As of December 31, 2021 and 2020, the Company had an immaterial liability in the state of Texas for Texas Margin Tax and no liabilities in any other states.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(s)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of December 31, 2021 and 2020, the Company did not experience any material credit losses or write-offs of receivables and an allowance for doubtful accounts was not deemed necessary.

During 2021, the Company had two customers that accounted for 81.3% of its revenue and two customers in 2020 that accounted for 74.6% of revenue. During 2021, the two customers that accounted for 81.3% of revenue are as follows, 43.6% and 37.7%. During 2020, the two customers that accounted for 74.6% of revenue are as follows, 50.2% and 24.4%. Accounts receivable from these two customers totaled $9.4 million at December 2021 and two customers totaled approximately $683 thousand at December 2020.

(t)	Fair Value of Financial instruments

In accordance with the reporting requirements of ASC 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of those financial instruments. The guidance states that the fair value of financial instruments is determined at discrete points in time based on relevant market information. Such estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximate the carrying amounts due to the relatively short maturity of these instruments. None of these instruments are held for trading purposes.

(u)	Risks and Uncertainties

Crude oil prices continued to improve during 2021 as COVID-19 vaccination rates increased and pandemic-related restrictions began to loosen resulting in global petroleum demand rising faster than petroleum supply. WTI oil prices in January 2021 were $47 per Bbl and climbed as high as $86 per Bbl by October 2021. The average price per Bbl in 2021 was $68. The Company reinstated its drilling program June 2021 and continued to drill new wells for the remaining part of the year.

In February 2022, Russia invaded Ukraine contributing to higher and more volatile crude oil prices. On March 8, President Biden announced that the United States would ban imports of oil, liquefied natural gas, and coal from Russia. This invasion along with new and expected future sanctions has driven oil prices above $100 per Bbl and adds uncertainty to future crude oil prices. Given the evolving situation, there are many unknown factors and events that could materially impact commodity prices.

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and natural gas liquids (NGLs) are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. Certain of the Company’s contracts for the sale of commodities contain embedded derivatives. The Company has elected to utilize the normal purchases and normal sales scope exception as provided by ASC Topic 815, Derivatives and Hedging. The Company reports revenues disaggregated by product on its Consolidated Statements of Operations.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(a)	Oil Sales

Oil production is sold at the production facilities and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

(b)	Natural Gas and NGLs Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the meter or the inlet of the midstream processing company’s system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas and NGLs sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Transportation and processing costs on the Company’s consolidated statements of operations. Alternatively, for those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas and NGLs sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Transaction Price Allocated to Remaining Performance Obligations

A significant number of the Company’s product sales are short-term in nature, with a contract term of one year or less. For these contracts, the Company has utilized the practical expedient in ASC 606-10-50-14, which exempts the Company from the requirements to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For the Company’s product sales that have a contract term greater than one year, the Company has utilized the practical expedient in ASC 606-10-50-14(a), which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(d)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606.

(e)	Prior-Period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. Settlement statements for certain natural gas and NGLs sales, however, may not be received for 30 to 90 days after the date production is delivered, and as a result the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. In these situations, the Company records the differences between its estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Any identified differences between the Company’s revenue estimates and actual revenue received have historically been insignificant. For the year ended December 31, 2021 and 2020, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.

(4)	Derivative Financial Instruments

The Company’s revenue is derived from sale of oil and gas production. Accordingly, the Company is exposed to the risks associated with the volatility of oil and gas prices. The Company has established a hedging program to hedge its expected oil and gas revenue against price volatility.

The Company accounts for derivatives in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in the Consolidated Statements of Operations as they occur. Commodity hedging instruments may take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indexes. Such derivative instruments will not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold, and are authorized by management. Derivatives are expected to be realized as related production occurs, but may be terminated earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated.

The Company records its derivative activities at fair value. Gains and losses from commodity derivative contracts are included in realized and unrealized gain (loss) on commodity price hedging contracts in the Consolidated Statements of Operations. The fair values of derivative instruments reported in the Company’s balance sheets are subject to netting arrangements and qualify for net presentation.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following tables reflect the Company’s open commodity derivative contracts at December 31, 2021.The associated volumes use NYMEX WTI and NYMEX Henry Hub reference pricing, except for the basis differential hedges which use the relevant basis differential. Weighted average strike prices are shown.

	Oil Hedges (WTI)
	2022	2023
3-way collars:
Hedged volume (BBL)	373,873	66,061
WA ceiling (call strike price)	$62.02	80.05
WA floor (long put/short put strike price)	$50/$40	$55/$45
Net premium ($/BBL)	—	—

Costless collars:
Hedged volume (BBL)	478,906	487,622
Ceiling (call strike price)	$68.70	62.94
Floor (long put strike price)	55.35	52.16

	Oil Hedges (basis differential)
	2022	2023
Mid/cush basis differential:
Hedged volume	299,422	245,041
WA swap strike price	$0.30	0.19

WTI/WTS basis differential:
Hedged volume	396,197	—
WA swap strike price	$(0.80)	—

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	Gas Hedges (Henry Hub)
	2022	2023
Swaps:
Hedged volume (MMbtu)	176,521	175,421
Swap price	$2.51	2.40

3-way collars:
Hedged volume (MMbtu)	1,139,122	—
Ceiling (call strike price)	$3.25	—
Floor (long put/short put strike price)	$2.50/$2.20	—
Net premium ($/MMbtu)	(0.027)	—

Costless collars:
Hedged volume (MMbtu)	690,747	1,164,264
WA ceiling (call strike price)	$3.45	2.60
WA floor (long put strike price)	2.91	2.25

	Gas Hedges (basis differential)
	2022	2023
Waha basis:
Hedged volume (MMbtu)	2,235,995	1,339,685
WA swap strike price	$(0.55)	(0.55)

The Company has chosen to not designate the swaps as “hedges” and therefore they do not qualify for hedge accounting treatment under ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as “gain on oil and gas derivatives, net”.

During the period ended December 31, 2021, and 2020 respectively, the Company recognized $10.5 million and $4.3 million, of unrealized losses from derivative instruments.

Additionally, the Company recognized a current liability totaling $11.1 million in 2021 and $5.1 million as of December 31, 2020 and a noncurrent liability totaling $5 million and $575 thousand related to the estimated fair value of the derivative instruments as of December 31, 2021 and 2020 respectively. As of December 31, 2021, the fair market value of our oil and natural gas derivative contracts was a net liability of $16.2 million, including net deferred premium payables of $5 million. The deferred premium payable is a fixed amount and is not marked to fair market value.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table sets forth the cash settlements and noncash fair value adjustments for commodity derivative instruments for the period ended December 31, 2021 and 2020, respectively, which is presented as realized and unrealized gain (loss) on commodity price hedging contracts in the accompanying Consolidated Statements of Operations (thousands of dollars):

	2021	2020
Oil and gas derivatives:
Cash receipts (payments), upon settlement, net	$(20,613)	488
Fair value adjustment gain (loss)	(10,467)	(4,260)
Realized and unrealized (loss) on commodity price hedging	$(31,080)	(3,772)

Offsetting of Derivative Assets and Liabilities

The Company has agreements in place with its counterparty that allow for the financial right of offset for derivative assets and liabilities at settlement or in the event of default under the agreements. Additionally, the Company maintains an account with its broker to facilitate financial derivative transactions in support of its risk management activities. Based on the value of the positions in these accounts and the associated margin requirements, the Company may be required to deposit cash into this broker account. The following table presents the Company’s net exposure from its offsetting derivative asset and liability positions, as well as option premiums payable and receivable as of the reporting dates indicated (in thousands):

	Gross amount		Cash collateral
	presented on	Netting	posted
	balance sheet	adjustments	(received)	Net exposure
December 31, 2021:
Derivative assets with right of offset or master netting agreements	$4,444	(4,444)	—	—
Derivative liabilities with right of offset or master netting agreements	(20,613)	4,444	—	(16,169)

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	Gross amount		Cash collateral
	presented on	Netting	posted
	balance sheet	adjustments	(received)	Net exposure
December 31, 2020:
Derivative assets with right of offset or master netting agreements	$4,033	(4,033)	—	—
Derivative liabilities with right of offset or master netting agreements	(9,734)	4,033	—	(5,701)

(5)	Borrowings on Credit Agreement

On January 29, 2019, the Company entered into a Credit Agreement with Wells Fargo Bank and Royal Bank of Canada (Lenders) with an initial borrowing base of $95 million secured by oil and gas properties. All commodity hedging agreements are with certain of the lenders under the Credit Agreement, or affiliates thereof, and are secured under the provisions of the Credit Agreement. After the Company divested its Ector and Winkler County assets, the borrowing base was reduced to $67 million and remained at $67 million at December 31, 2019. The Company had another redetermination in May 2020 that reduced the borrowing base from $67 million to $52 million. In September of 2021, the borrowing base was increased to $92 million. As of December 31, 2021, the Company had $24.5 million available under the $92 million borrowing base with $67.5 million of principal outstanding and was in compliance with all financial covenants. In the event the borrowing base is redetermined to an amount less than the balance outstanding then the Company can repay the deficiency over a period of up to six months, among other options. As of December 31, 2020, the Company had $10 million available under the borrowing base with $42 million of principal outstanding and was in compliance with all financial covenants.

Interest is based on LIBOR, plus an additional margin based on the Company’s borrowing base utilization rate (3.25% at December 31, 2021 and 2020). The borrowing base utilization rate and base rate are adjusted when interest payments are due under each advance determined by the origination date of the revolving loan. Interest is calculated on a daily basis on outstanding advances over a 360 day year.

The borrowing base is subject to at least semi-annual redeterminations.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(6)	Property, Plant and Equipment

Property, plant and equipment includes the following (in thousands):

	2021	2020
Oil and natural gas properties:
Subject to depletion	$217,038	168,112
Not subject to depletion	19,941	10,060
Oil and natural gas properties, successful efforts method	236,979	178,172
Less accumulated depletion	(51,434)	(30,748)
Total oil and gas properties, net	185,545	147,424
Other property, plant and equipment	1,749	1,598
Less accumulated depreciation	(1,317)	(879)
Other property, plant and equipment, net	432	719
Total property, plant and equipment, net	$185,977	148,143

Costs subject to depletion are proved costs and costs not subject to depletion are unproved costs and current drilling projects. At December 31, 2021 and 2020 respectively, the Company had excluded $19.9 million and $10.1 million of capitalized costs from depletion.

As the Company’s exploration and development work progresses and the reserves on the Company’s properties are proven, capitalized costs attributed to the properties and mineral interests are subject to being depleted. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and natural gas reserves related to the associated reservoir. Depletion expense on capitalized oil and natural gas properties was $20.1 million and $16.4 million for the years ended December 31, 2021 and 2020, respectively. The Company had no exploratory wells in progress at December 31, 2021 and 2020, respectively.

Costs not subject to depletion primarily include leasehold costs, broker and legal expenses and capitalized internal costs associated with developing oil and natural gas prospects on these properties. Leasehold costs are transferred into costs subject to depletion on an ongoing basis as these properties are evaluated and proved reserves are established.

Costs not subject to depletion also include costs associated with development wells in progress or awaiting completion at period-end. These costs are transferred into costs subject to depletion on an ongoing basis as these wells are completed and proved reserves are established or confirmed. These costs totaled $13.2 million and $2.8 million at December 31, 2021 and 2020, respectively.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(7)	Asset Retirement Obligations

The Company recognizes the fair value of its asset retirement obligations related to the plugging, abandonment, and remediation of oil and gas producing properties. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the related long-lived assets. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs and well life. The inputs are calculated based on historical data as well as current estimated costs. An ongoing accretion expense is recognized for changes in the value of the liability as a result of the passage of time.

The Company recorded activity related to the asset retirement obligations as follows (in thousands):

	2021	2020
Asset retirement obligations, beginning of year	$9,466	8,809
Revisions of estimates	—	—
Liabilities incurred during period	354	—
Liabilities settled through P&A	(52)	(85)
Dispositions of wells	(18)	(124)
Accretion expense	956	866
Asset retirement obligations, end of year	$10,706	9,466

(8)	Fair Value Measurements

The Company uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a Company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Assets and Liabilities Measured at Fair Value on a Recurring Basis Derivative instruments – The fair market values of the derivative financial instruments reflected in the balance sheets were based on market quotes. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value input hierarchy level to which an asset or liability measurement falls is determined based on the lowest-level input that is significant to the measurement in its entirety. The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 for each of the fair value hierarchy levels, including deferred premiums to be settled upon expiration of the contract:

	Fair value measurements on a recurring basis
	as of December 31, 2021
	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable
	identical assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	2021 Total

	(Dollars in thousands)
Liability – current:
Derivative option contracts	$—	(11,122)	—	(11,122)
Total liability – current	$—	(11,122)	—	(11,122)
Liability – noncurrent:
Derivative option contracts	$—	(5,047)	—	(5,047)
Total liability – noncurrent	$—	(5,047)	—	(5,047)

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	Fair value measurements on a recurring basis
	as of December 31, 2020
	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable
	identical assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	2020 Total

	(Dollars in thousands)
Liability – current:
Derivative option contracts	$—	(5,126)	—	(5,126)
Total liability – current	$—	(5,126)	—	(5,126)
Liability – noncurrent:
Derivative option contracts	$—	(575)	—	(575)
Total liability – noncurrent	$—	(575)	—	(575)

The Company’s nonfinancial assets and liabilities that are initially measured at fair value are comprised primarily of assets acquired in business combinations and asset retirement costs and obligations. These assets and liabilities are recorded at fair value when acquired/incurred but not-measured at fair value in subsequent periods.

(9)	Members’ Equity

Contributed Capital – Series A Units

Pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the LLC Agreement), the Company is authorized to issue as many Series A Units as needed up to the committed amounts, subject to the approval of the Board of Directors and Requisite Investor Approval. The holders of Series A Units will (i) share in each item of Company income, gain, loss, deduction and credit, (ii) be entitled to participate in distributions, and (iii) be entitled to other voting and participating rights as applicable.

Series A Units issued totaled 14,339,689 as of December 31, 2021 and 2020.

Incentive Units – Series B, C, and D Units

The Company has issued management incentive units (“Series B, C, and D Units”) to certain employees and other individuals. The Series B, C, and D Units have no voting rights and participate only in distributions upon requisite financial thresholds being met, after the Series A Shareholders have recovered their investment and a related percentage return on investment. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the Series B, C, and D Units when issued.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The Agreement authorizes up to 10,000,000 nonvoting Series B, C, and D Units (10,000,000 per series) which are granted with an assigned participation level.

Granted Series B, C, and D Units generally vest 15% on the date of grant of such interests and an additional 15% on each of the first, second, third, and fourth annual grant-date anniversaries and the remaining unvested Units vest upon consummation of a Final Exit Event. However, there are provisions in the Agreement for vesting 100% upon an early liquidation and partial vesting in the event that an employee is terminated due to death or disability. All vested Series B, C, and D Units shall be forfeited for no consideration if employment is terminated for cause. All unvested Series B, C, and D Units shall be forfeited upon termination of employment for any reason.

The Company has the right, but not the obligation, to repurchase all of the vested Series B, C, and D Units of management members if employment is terminated for any reason. If employment is terminated without cause, the repurchase price of the Series B, C, and D Units is based on the fair market value of the units, as defined in the Agreement.

The following table presents the activity for Series B, C, and D Units outstanding:

	Series B	Series C	Series D
Outstanding – January 1, 2020	7,075,000	7,075,000	7,075,000
Granted	415,000	415,000	415,000
Forfeited	(267,500)	(267,500)	(267,500)
Outstanding – December 31, 2020	7,222,500	7,222,500	7,222,500
Granted	2,450,000	2,450,000	2,450,000
Forfeited	(285,500)	(285,500)	(285,500)
Outstanding – December 31, 2021	9,387,000	9,387,000	9,387,000
Vested	4,981,425	4,981,425	4,981,425

For financial reporting purposes, no related compensation expense has been recorded as of December 31, 2021 or 2020.

(10)	Commitments and Contingencies

As of December 31, 2021 and 2020, the Company was not a party to any known lawsuits or claims which might be reasonably expected to result in material loss exposure to the Company. However, from time to time, the Company is involved in other legal and administrative proceedings in the ordinary course of business. Management believes that the amount of ultimate liability allocable to the Company, if any, with respect to these matters will not have a material impact on the financial position, results of operations or cash flows of the Company.

In addition, there were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(11)	Operating Leases

Rent expense for office space for the year ended December 31, 2021 and 2020 was $485 thousand and $369 thousand, respectively. The Company renewed its lease for an additional 5-year term on February 25, 2019 and amended the lease agreement December 15, 2019 to add approximately 6,268 square feet of net rentable area. Commitments for future minimum lease payments for the noncancelable lease are as follows (thousands of dollars):

2022	$510
2023	520
2024	85
Total future minimum lease payments	$1,115

(12)	Subsequent Events

The Company has evaluated subsequent events through June 30, 2022 which is the date these consolidated financial statements were available to be issued.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Supplemental Disclosure of Oil and Natural Gas Operations (unaudited)

Reserve Quantity Information

The following information represents estimates of the Company’s proved reserves. Proved oil and natural gas reserves were calculated based on the prices for oil and natural gas during the 12-month period before the reporting date, determined as the unweighted average of the first-day-of-the-month pricing. For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 and 2020 was $66.85 per Bbl and $39.54 per Bbl, respectively. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 and 2020 was $3.60 per MMBtu and $1.99 per MMBtu, respectively. All prices have been adjusted for transportation, quality and basis differentials.

Subject to limited exceptions, proved undeveloped reserves may only be recognized if they relate to wells scheduled to be drilled within five years of the date of their initial recognition. This rule limited, and may continue to limit, the Company’s potential to record additional proved undeveloped reserves. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those reserves within the required five-year timeframe. All of the Company’s recorded proved undeveloped reserves are scheduled to be drilled within five years of the date of their initial recognition.

The Company’s proved oil and natural gas reserves are all located in the United States, in the Permian Basin of West Texas. All of the estimates of the proved reserves are based on reports prepared by the Company’s in-house petroleum engineers. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table provides the changes in the proved reserves for the years ended December 31, 2020 and 2021:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2019	8,079	22,462	2,885	14,707
Revisions of prior estimates	243	4,228	433	1,380
Extensions and discoveries	426	1,068	128	733
Divestitures	(43)	—	—	(43)
Production	(858)	(2,770)	(352)	(1,672)
Total proved reserves at December 31, 2020	7,848	24,989	3,094	15,105
Revisions of prior estimates	2,077	7,991	1,290	4,699
Extensions and discoveries	407	435	80	559
Divestitures	—	—	—	—
Production	(1,084)	(3,426)	(479)	(2,133)
Total proved reserves at December 31, 2021	9,248	29,990	3,985	18,230
Proved Developed Reserves:
December 31, 2019	6,836	20,266	2,632	12,845
December 31, 2020	6,602	21,848	2,758	13,000
December 31, 2021	8,074	27,122	3,658	16,252
Proved Undeveloped Reserves:
December 31, 2019	1,242	2,196	253	1,861
December 31, 2020	1,245	3,141	336	1,862
December 31, 2021	1,173	2,867	327	1,978

The increase in total proved reserves during 2020 resulted from positive revisions to prior estimates and extensions offsetting production and divestitures. The 1.4 MMBoe positive revisions came primarily from increased production performance. The 0.7 MMBoe increase from extensions came primarily from drilling new wells in previously unproved locations. The increase in total proved reserves during 2021 came primarily from positive revisions of 4.7 MMBoe resulting primarily from higher commodity prices. Further development of previously unproved locations also contributed 0.6 MMBoe of the total proved reserves increase.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying the 12- month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year- end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus any available carryforwards and credits and applying the applicable current tax rates to the difference.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table presents the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2021 and 2020 (in thousands).

	Year ended December 31,
	2021	2020
Oil and gas producing activities:
Future cash inflows	$744,605	309,129
Future production costs	(249,561)	(135,154)
Future development costs	(32,106)	(37,097)
Future income tax expense	(3,909)	(1,623)
Future net cash flows	459,029	135,255
10% annual discount factor	(199,602)	(51,181)
Standardized measure of discounted future net cash flows	$259,427	84,074

The following table summarizes the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2021 and 2020 (in thousands).

	Year ended December 31,
	2021	2020
Oil and gas producing activities:
Balance, beginning of year	$84,074	148,110
Extensions and discoveries	13,306	4,612
Previously estimated development costs incurred	1,996	2,348
Divestitures	—	(738)
Net changes in prices and production costs	173,412	(77,603)
Oil and natural gas sales, net of production costs	(68,586)	(21,817)
Changes in future development costs	(1,814)	2,102
Revisions of previous estimates	67,333	10,889
Accretion of discount	8,495	14,950
Net change to income taxes	(1,130)	517
Changes in timing and other	(17,659)	704
Standardized measure of discounted future net cash flows	$259,427	84,074